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                                                                   Exhibit 99.1


NEWS FROM: BIRMAN MANAGED CARE, INC. (Nasdaq: BMAN)


Birman                                   Contact: John Foley or Jerry Freisleben
Managed Care, Inc.                                FOLEY/FREISLEBEN LLC
                                                  700 So. Flower St. #1100
                                                  Los Angeles CA 90017
                                                  213/892-6322


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                         BIRMAN MANAGED CARE ANNOUNCES
                       SUBSTANTIAL EXPENSE REDUCTIONS --
                     EXPECTS RAPID RETURN TO PROFITABILITY

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       COOKEVILLE, TENNESSEE, JANUARY 27, 1999 -- Birman Managed Care, Inc.
(Nasdaq: BMAN), a physician-driven health care consulting and management company, today announced that it has implemented substantial overhead and cost reductions which are intended to spur a rapid return to profitability.

       These latest measures, totaling in excess of $200,000 per month, represent about 25 percent of the company's total expenses. Additional smaller expense cuts have been identified and are expected to be implemented by the end of February 1999. With these economies, the company expects to record a profit from continuing operations in February and March of this year. It is also anticipated that the company will incur a small one-time charge for severance expenses in the third quarter ended March 31, 1999.

       David N. Birman, M.D., the company's chairman, president and chief executive officer, commented: "Our mandate is to restore the company to sustained profitability as swiftly as possible. These measures will return the company to a profitable level of operations without reducing our ability to generate revenues. We are actively engaged in late-stage negotiations for several new hospital contracts and contract renewals which we expect to
announce over the next 30 to 60 days."                                    (more)
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BIRMAN MANAGED CARE, INC.                                               PAGE TWO



       Dr. Birman continued: "It is our belief that our rededication to our core physician-to-physician consulting business, coupled with these stringent expense reductions, will enable us to emerge as a leaner, more focused and successful company with an improved outlook for profitable growth."

       Birman Managed Care, Inc. is a health care consulting company with a physician-focused core competency. Through its subsidiary, Birman & Associates, which currently operates at 28 hospitals in 11 states, the company offers a range of compliance products and quality management services customized for health care providers including hospitals and physician offices. The company also operates Hughes & Associates, a provider of licensed pre-certification and utilization review services to self-insured employer groups and insurers.

       The information contained herein includes "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The statements that "the company expects" and statements by Dr. Birman addressing future operations are considered to be "forward looking" for purposes of the Act. Investors are cautioned that forward-looking statements involve risks and uncertainties, including general economic conditions, delays and risks associated with the performance of contracts, consumer and industry acceptance and regulatory risks.



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